EXHIBIT 99.1


      Hello, my name is Stephen Cole-Hatchard. I am the CEO of Frontline Communications Corp. A little bit about my background first. I am a corporate and commercial litigation attorney. I've practiced since the middle of the 1980's. In 1993 I became the CFO of a publicly traded company called Hudson Technologies. I was the CFO there from about 1993 to about 1995. I took Hudson public in 1994. While at Hudson I raised about $30M for Hudson in public and private transactions and negotiated and closed about six acquisitions. In 1996 I left Hudson and came over to Frontline Communications. I've been the CEO of Frontline Communications since about 1997. In 1998 I took Frontline Communications public. We are currently traded on the American Stock Exchange. With Frontline over the past few years I've raised about $30M for the company and we've negotiated and closed about twenty acquisitions here.

      A little bit about Frontline Communications. Frontline was founded as an internet service provider, a small ISP in 1995. It's headquartered in Pearl River, New York which is about 15 miles north of New York City and we're currently traded on the American Stock Exchange under the symbol "FNT." I'd like to give a little background about Frontline and what we're planning and where we're headed. Frontline is currently now a full service internet company. We started out as just an internet service provider with dial-up accounts. We now have basically three primary revenue lines. We do provide internet access - everything from dial-up and DSL to satellite, lease line and dedicated lines. Any way someone resells bandwidth we sell it. We also have a substantial website development group. We do everything from single page and self-


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serve websites to full-service and ecommerce enabled sites and we also do web hosting and that ranges everywhere from self-serve to dedicated and collocated solutions. We cover mostly the Northeast region from about Virginia out to New England. Over the past four years since going public we've grown primarily through acquisitions. Frontline is currently running at about $6 to $6.5M in annual revenue and we've been EBITDA positive since about the third quarter of 2001. Over the past few years Frontline has actually had two primary advantages addressing both our competition and the industry. As far as growth goes we've tried to avoid larger companies such as America Online and Mindspring by positioning our organic growth projects in suburban areas and then slowly expanding into the major cities and more importantly, as a public company since 1998, we have utilized our publicly traded stock and accessed the capital for acquisitions; so primarily what we've been doing is mergers and acquisitions. More recently, in the past year or so, with the financial markets and internet sector getting soft we started to restructure the company and head ourselves towards profitability and look at other ways to grow. So although in the past we've done about twenty acquisitions, in the past year we haven't done any acquisitions, rather we've been looking for the next growth strategy and recently we announced an execution of a letter of intent to acquire all of the outstanding and issued shares of a company called Shecom Corporation. The deal is structured as an all stock exchange and Frontline is going to be the acquiring company.

      Now let me tell you a little bit about Shecom and then a little bit about how the pending transaction is structured. Shecom is a private company and was founded in about 1984. It's headquartered in Yorba Linda, California and currently Shecom is one


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of the leading providers, private companies, of computers, computer components,
DVDs, processors and all types of computer peripherals. They currently have two primary revenue lines. They distribute computers, components, processors, all those kinds of products both domestically and internationally and they're a manufacturer and distributor of certain branded - proprietary branded products including memory modules and other items such as that. The company distributes about seventy percent domestically and about thirty percent internationally. I think what's most impressive about Shecom is the growth that they've experienced over the past few years and the fact of course that they were profitable for the entire time. Just to give an example in 1997 they had revenues of $70M revenue. In 1998 they jumped to $101M; in 1999 they did about $138M; in 2000 they did about $178M; and last year which is 2001 calendar year they did about $309M. The average growth though in that period has been about 45% per year. Every year they have been profitable. The unaudited results for the first four months of this year, of 2002, have shown revenue at about $130M and just about $1M in profits for the period. The margins have been showing an increase as well. So Shecom is a very formidable company they're on a run rate of somewhere around $400M this year with a $1M in profit already for the first few months. A little bit about the transaction now, the pending transaction, what we've put together with Shecom. Although Frontline will be the surviving company Shecom shareholders will actually control a majority of the stock of the combined company they're so much larger than Frontline, it will be in essence a reverse merger. Of course the transaction is subject to a number of regulatory and shareholder approvals, however, the growth and the profit that Shecom has shown over the past five years we think is great enough and strong

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enough of a transaction for our shareholders as well as Shecom's to approve it;
so we're pretty confident that we'll get the appropriate approvals over the next six to eight weeks. Our goal is to close the Shecom transaction sometime in the fourth quarter possibly in October or maybe November.

      That's Shecom that's Frontline, that is what are current goals are; we've grown by acquisition and now we're about ready to take a large step again by acquisition, though in essence it's a reverse merger. That's it. I would like to thank everyone for listening to this brief presentation. I think it's probably obvious that we here at Frontline and at Shecom are very excited about the future and I hope that I've relayed at least enough information to each of you to feel that energy and excitement. For further information you can certainly contact me directly or the company. I can be reached at (845) 623-8553 my extension is 1108 or you can email me directly at steve@frontline.net - again it's Stephen Cole-Hatchard - steve@frontline.net - or you can visit our site at and get mostly any information that you'd like at www.frontline.net Again, thank you for listening and I hope that you've enjoyed this presentation.